UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               ARCH WIRELESS, INC.
                               -------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    039392105
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 039392105            SCHEDULE 13G                         Page 2 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Davidson Kempner International, Ltd.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             British Virgin Islands
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              169,287
Beneficially               (6)  Shared Voting Power            0
Owned by Each              (7)  Sole Dispositive Power         169,287
Reporting Person           (8)  Shared Dispositive Power       0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              169,287
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       0.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              CO

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 3 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Davidson Kempner Institutional
         S.S. or I.R.S. Identifica-        Partners, L.P.
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             Delaware
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              146,841
Beneficially               (6)  Shared Voting Power            0
Owned by Each              (7)  Sole Dispositive Power         146,841
Reporting Person           (8)  Shared Dispositive Power       0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              146,841
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       0.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 4 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Davidson Kempner Partners
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             New York
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              98,000
Beneficially               (6)  Shared Voting Power            0
Owned by Each              (7)  Sole Dispositive Power         98,000
Reporting Person           (8)  Shared Dispositive Power       0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              98,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       0.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 5 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          M.H. Davidson & Co.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             New York
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              10,271
Beneficially               (6)  Shared Voting Power            0
Owned by Each              (7)  Sole Dispositive Power         10,271
Reporting Person           (8)  Shared Dispositive Power       0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              10,271
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       N/A

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 6 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          M.H. Davidson & Co., L.L.C.
         S.S. or I.R.S. Identifica-        401(K) Plan
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             New York
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              65
Beneficially               (6)  Shared Voting Power            0
Owned by Each              (7)  Sole Dispositive Power         65
Reporting Person           (8)  Shared Dispositive Power       0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              65
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       N/A

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              EP

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 7 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Davidson Kempner International
         S.S. or I.R.S. Identifica-        Advisors, L.L.C.
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             Delaware
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              105
Beneficially               (6)  Shared Voting Power            169,287
Owned by Each              (7)  Sole Dispositive Power         105
Reporting Person           (8)  Shared Dispositive Power       169,287
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              169,287
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       0.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              OO

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 8 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Davidson Kempner Advisors Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             New York
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            146,841
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       146,841
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              146,841
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       0.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IA

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                         Page 9 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          MHD Management Co.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             New York
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            98,000
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       98,000
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              98,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       0.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              PN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 10 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Marvin H. Davidson
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United States
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,504
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,504
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,504
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 11 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Thomas L. Kempner, Jr.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United States
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,569
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,569
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,569
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 12 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Stephen M. Dowicz
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United States
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,569
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,569
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,569
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 10 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Scott E. Davidson
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United States
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,569
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,569
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,569
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 14 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Michael J. Leffell
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United States
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,569
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,569
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,569
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 15 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Timothy I. Levart
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United Kingdom
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,569
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,569
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,569
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 16 of 23
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person          Robert J. Brivio, Jr.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box        (a)  [_]
         if a Member of a Group           (b)  [X]


--------------------------------------------------------------------------------
3.       S.E.C. Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place             United States
         of Organization

--------------------------------------------------------------------------------
Number of Shares           (5)  Sole Voting Power              0
Beneficially               (6)  Shared Voting Power            424,569
Owned by Each              (7)  Sole Dispositive Power         0
Reporting Person           (8)  Shared Dispositive Power       424,569
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              424,569
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                               [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       2.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                              IN

--------------------------------------------------------------------------------

CUSIP No. 039392105            SCHEDULE 13G                        Page 17 of 23
          ---------


                This Amendment No. 1 to Schedule 13G if filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated June 7, 2002, with respect to shares of Common Stock, par value $0.01 per share, of Arch Wireless, Inc.

Item 1.         (a)      NAME OF ISSUER
                         --------------

                         Arch Wireless, Inc. (the "Company").

                (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                         -----------------------------------------------

                         1800 West Park Drive, Suite 250
                         Westborough, Massachusetts 01581


Item 2.         (a)      NAMES OF PERSONS FILING
                         -----------------------

                         This Statement is being filed on behalf of each of the
                following persons (collectively, the "Reporting Persons"):

                         (i) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                         (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                         (iii) Davidson Kempner Partners, a New York limited partnership ("DKP");

                         (iv) M.H. Davidson & Co., a New York limited partnership ("CO");

                         (v) M.H. Davidson & Co., L.L.C. 401(K) Plan, an employee benefit plan (the "Plan");

                         (vi) Davidson Kempner International Advisors, L.L.C. a Delaware limited liability company and the manager of DKIL ("DKIA");

                         (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI");

                         (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD"); and

                         (ix) Messrs. Marvin H. Davidson, Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart and Robert J. Brivio, Jr. (collectively, the "Principals"), who are the general partners of CO and MHD, and the sole stockholders of DKIA and DKAI. The Principals, other than Mr. Davidson, serve as trustees of the Plan.

                (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE
                         ------------------------------------

                         The address of the principal business offices of each
                of the Reporting Persons is c/o Davidson Kempner Partners, 885 Third Avenue, Suite 3300, New York, New York 10022

CUSIP No. 039392105            SCHEDULE 13G                        Page 18 of 23
          ---------


                (c)      CITIZENSHIP
                         -----------

                         (i)       DKIL - a British Virgin Islands corporation

                         (ii)      DKIP - a Delaware limited partnership

                         (iii)     DKP - a New York limited partnership

                         (iv)      CO - a New York limited partnership

                         (v)       Plan - an employee benefit plan

                         (vi)      DKIA - a Delaware limited liability company

                         (vii)     DKAI - a New York corporation

                         (viii)    MHD - a New York limited partnership

                         (ix)      Mr. Davidson - United States

                         (x)       Mr. Kempner - United States

                         (xi)      Mr. Dowicz - United States

                         (xii)     Mr. Davidson - United States

                         (xiii)    Mr. Leffell - United States

                         (xiv)     Mr. Levart - United Kingdom

                         (xv)      Mr. Brivio - United States


                (d)      TITLE OF CLASS OF SECURITIES
                         ----------------------------

                         Common Stock, par value $0.01 per share (the "Common
                Stock" or "Shares")

                (e)      CUSIP NUMBER
                         ------------

                         039392105


Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).


Item 4.         OWNERSHIP.
                ---------

                (a)      AMOUNT BENEFICIALLY OWNED:
                         -------------------------

                                Each of the Principals may be deemed to
                         beneficially own an aggregate of 424,569 Shares as a result of their voting and dispositive power over the 424,569 Shares beneficially owned by DKIA, DKIL, DKIP, DKP and CO. Each of the Principals, other than Mr. Davidson, may be deemed to beneficially own an aggregate of an additional 65 Shares as a result of their serving as trustees of the Plan.

                                DKIA may be deemed to beneficially own the
                         169,287 Shares beneficially owned by DKIL as a result of its voting and dispositive power over these Shares. DKAI may be deemed to beneficially own the 146,841 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to

CUSIP No. 039392105            SCHEDULE 13G                        Page 19 of 23
          ---------


                         beneficially own the 98,000 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares.

                (b)      PERCENTAGE OWNED:
                         -----------------

                                Based on calculations made in accordance with
                         Rule 13d-3(d), and there being 20,000,000 Shares outstanding as of this date as a result of the reorganization of the Company, (i) each of the Principals may be deemed to beneficially own approximately 2.1% of the outstanding Common Stock,
                         (ii) DKIL may be deemed to beneficially own approximately 0.9% of the outstanding Common Stock,
                         (iii) DKIP may be deemed to beneficially own approximately 0.7% of the outstanding Common Stock,
                         (iv) DKP may be deemed to beneficially own approximately 0.5% of the outstanding Common Stock, (v) CO may be deemed to beneficially own approximately significantly less than 1% of the outstanding Common Stock, (vi) the Plan may be deemed to beneficially own significantly less than 1.0% of the outstanding Common Stock, (vii) DKIA may be deemed to beneficially own approximately 0.8% of the outstanding Common Stock,
                         (viii) DKAI may be deemed to beneficially own approximately 0.7% of the outstanding Common Stock and
                         (ix) MHD may be deemed to beneficially own approximately 0.4% of the outstanding Common Stock .

                (c)      NUMBER OF SHARES AS TO WHICH
                         SUCH PERSON HAS VOTING OR DISPOSITIVE POWERS:
                         --------------------------------------------

                         By virtue of the relationships between and among the Reporting Persons as described in Item 2, (i) each of the Principals may be deemed to share the power to direct the voting and disposition of the 424,504 shares beneficially owned by DKIA, DKIL, DKIP, DKP and CO,
                         (ii) each of the Principals, other than Mr. Davidson, may be deemed to share the power to direct the voting and disposition of an additional 65 Shares beneficially owned by the Plan, (iii) DKIA may be deemed to share the power to direct the voting and disposition of the 169,287 Shares beneficially owned by DKIL, (iv) DKAI may be deemed to share the power to direct the voting and disposition of the 146,841 Shares beneficially owned by DKIP and (v) MHD may be deemed to share the power to direct the voting and disposition of the 98,000 Shares beneficially owned by DKP.


Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                --------------------------------------------

                Not applicable.


Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                ---------------------------------------------------------------

                The partners, members or stockholders of each of the Reporting Persons, other than the Principals and the Plan, and the persons participating in the

CUSIP No. 039392105            SCHEDULE 13G                        Page 20 of 23
          ---------


                Plan, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of the such Reporting Person in accordance with their ownership interests in such Reporting Person or the Plan.


Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                -------------------------------------------------------------

                Not applicable.


Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                ---------------------------------------------------------

                Not applicable.


Item 9.         NOTICE OF DISSOLUTION OF GROUP
                ------------------------------

                Not applicable.


Item 10.        CERTIFICATION
                -------------

                         By signing below we certify that, to the best of our
                knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 039392105            SCHEDULE 13G                        Page 21 of 23
          ---------


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2003



                       DAVIDSON KEMPNER INTERNATIONAL, LTD.

                       By: Davidson Kempner International Advisers, L.L.C. General Partner


                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: Managing Member



                       DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

                       By:  Davidson Kempner Advisers Inc.
                            General Partner


                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: Secretary



                       DAVIDSON KEMPNER PARTNERS

                       By:  MHD Management Co.
                            General Partner


                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: General Partner

CUSIP No. 039392105            SCHEDULE 13G                        Page 22 of 23
          ---------



                       M.H. DAVIDSON & CO. 401(K) PLAN

                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: Trustee



                       M.H. DAVIDSON & CO., L.L.C.

                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: Managing Member


                       DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: Managing Member



                       DAVIDSON KEMPNER ADVISERS INC.

                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: Secretary



                       MHD MANAGEMENT CO.

                       By:  /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.
                            Title: General Partner


                            /s/ Marvin H. Davidson
                            ---------------------------------------
                            Name:  Marvin H. Davidson


                            /s/ Thomas L. Kempner, Jr.
                            ---------------------------------------
                            Name:  Thomas L. Kempner, Jr.

CUSIP No. 039392105            SCHEDULE 13G                        Page 23 of 23
          ---------



                            /s/ Stephen M. Dowicz
                            ---------------------------------------
                            Name:  Stephen M. Dowicz


                            /s/ Scott E. Davidson
                            ---------------------------------------
                            Name:  Scott E. Davidson


                            /s/ Michael J. Leffell
                            ---------------------------------------
                            Name:  Michael J. Leffell


                            /s/ Timothy I. Levart
                            ---------------------------------------
                            Name:  Timothy I. Levart


                            /s/ Robert J. Brivio, Jr.
                            ---------------------------------------
                            Name:  Robert J. Brivio, Jr.